Exhibit 99.1

Investor contacts:

Lisa Laukkanen

The Blueshirt Group for InterVideo

415-217-4967

lisa@blueshirtgroup.com

InterVideo Reports Results for Second Quarter 2006

Fremont, Calif., August 9, 2006 — InterVideo, Inc. (Nasdaq: IVII), a leading provider of DVD software, today reported financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, InterVideo reported GAAP revenue of $29.7 million and non-GAAP revenue of $31.0 million compared to $27.6 million reported in the second quarter of 2005. Net income for the second quarter of 2006 was $731,000, or $0.05 per diluted share, compared to net loss of $1.8 million, or $0.13 per diluted share, reported in the second quarter of 2005.

On a non-GAAP basis including certain Ulead revenue of $1.2 million and excluding acquisition related intangibles amortization of $420,000, $936,000 for stock-based compensation, the gain on sale of Ulead assets held for sale of $2.1 million and other items of $313,000, net of minority interest, and the overall tax effect on these excluded items, net income was $1.6 million, or $0.11 per diluted share.

Gross margins decreased to 51% for the three months ended June 30, 2006 from 61% for the three months ended June 30, 2005. The decrease is primarily attributable to the Microsoft royalty revenue which is sold at cost. This Microsoft royalty revenue will continue to have an effect on gross margins in the future.

Revenue from products, other than WinDVD, such as WinDVD Creator, InterVideo DVD Copy, InterVideo InstantON and Ulead products such as VideoStudio, PhotoImpact and Ulead DVD MovieFactory, represented 64% of total revenue in the second quarter of 2006, as compared to 55% of total revenue in the second quarter of 2005.

The company closed the quarter with $105 million in cash, cash equivalents and short-term investments.

“While our revenue growth was slightly below our expectations for the quarter, we continued to make progress on a number of initiatives,” commented President and CEO, Steve Ro. “We entered into an agreement to purchase the remainder of the outstanding shares of Ulead and, as planned, sold Ulead’s building in Taipei, Taiwan which added over $21 million cash to our balance sheet. All time Installations of our WinDVD playback software surpassed 175 million during the quarter, demonstrating the strength our market position. Importantly, the U.S. Patent and

Trademark Office concluded substantive reexamination of a patent for our InstantOn technology which we believe bolsters our overall technology position.”

Business Outlook

The following statements are based on current expectations and information available to us as of August 9, 2006; we do not undertake a duty to update them. Projected future results are inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

InterVideo estimates its revenue for the third quarter of 2006 to be in the range of $25 to $27 million and loss per share on a GAAP basis to be in the range of $0.06 to $0.10. On a non-GAAP basis, InterVideo estimates earnings per share excluding amortization of intangible assets of $420,000 and quarterly stock-based compensation expense of approximately $900,000 to be $0.00 to $0.02 per share.

InterVideo was required to adopt FAS 123R during the first quarter of fiscal 2006. This has a significant impact on current and future reported results as the company continues to grant stock options and other stock based compensation awards to individuals. FAS 123R requires companies to estimate the value of stock options by using the Black Scholes or other option valuation techniques. These techniques require management to make certain assumptions regarding such matters as volatility, dividend yield rates, risk-free rates and expected option term.

Conference Call Details

The InterVideo second quarter teleconference and webcast are scheduled to begin at 4:30 p.m. Eastern Time (ET) on August 9, 2006. To participate on the live call, analysts and investors should dial (800) 240-2134 at least ten minutes prior to the call. InterVideo will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site http://www.investor.intervideo.com. A telephonic replay of the conference call will also be available until 11:59 p.m. PT on Thursday, August 17, 2006 by dialing 800-405-2236 and entering the passcode: 11067977#.

Use of Non-GAAP Financial Information

In this press release, InterVideo provides, as supplemental information relating to its results of operations, an adjustment to the financial information calculated on the basis of GAAP. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP, and are intended to provide additional insight into our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, offer a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP.

These non-GAAP financial measures include adjustments impacting net revenue, net income, diluted earnings per share, gross profit and margins. Such adjustments are described below.

Non-GAAP acquisition-related adjustments including revenue associated with historical Ulead product sales and amortization of intangibles arising from prior acquisitions.

•	In the case of the cash received by Ulead for historical products sales, we believe that this otherwise unrecognized income because of purchase accounting adjustments provides investors with important information on the actual performance of Ulead as well as InterVideo on a consolidated basis. Accordingly, this measure will allow investors to better compare our ongoing results from period to period and to more accurately measure our performance against competitors, whose consolidated operating results are not impacted by purchase accounting deductions.
•	With respect to amortization of intangibles arising from prior acquisitions, we believe that these non-cash expenses are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Moreover, management does not consider charges for the amortization of intangibles in its evaluation of the performance of the business.

Stock-based compensation adjustments.

•	We believe that a deduction of compensation expenses resulting from application of SFAS 123R from the relevant GAAP measures is useful to investors in that such presentation provides insight into how management evaluates InterVideo’s operating results. Additionally, we believe that the non-GAAP measure provides greater ease of comparison from quarter to quarter because financial statements from prior periods did not include the 123R-mandated compensation expense.

Other non-recurring charges.

•	We presented our operating results net of certain non-recurring charges in order to provide investors with a clearer picture of InterVideo’s recurring operations and eliminate unusual or extraordinary charges that might skew our results and impair investors’ ability to compare results across reporting periods.

Investors should note, however, that the non-GAAP financial measures used by InterVideo may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. InterVideo does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of the GAAP financial measures to non-GAAP financial measures is provided at the end of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software and has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. Ulead, a leading developer of innovative video, imaging and DVD authoring software for desktop, server, mobile and internet platforms, is majority owned by InterVideo. Ulead software empowers users of all levels with the tools to easily and affordably personalize, manage and share digital content. For more information on Ulead, visit www.ulead.com. InterVideo’s worldwide headquarters is at 46430 Fremont Blvd, Fremont, CA, 510-651-0888. InterVideo has major offices in Taiwan, Japan, Mainland China and around the globe. For more information, visit www.InterVideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our estimated revenues and estimated GAAP and non-GAAP earnings per share for the second quarter of 2006. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to unanticipated developments or events concerning the financial condition, assets, operations, business or prospects of Ulead; higher legal costs associated with enforcement of our intellectual property rights; adverse effects on existing business relationships with suppliers and customers; unsuccessful efforts or delays in new products development; customers’ acceptance of new technology or product offerings; increased competition and pricing pressure; slower than anticipated growth in the markets for new products; problems integrating the operations, personnel, technologies or products of Ulead; problems maintaining internal and disclosure controls and procedures with a company with significant presence in Taiwan; conflicts of interest issues that might arise between InterVideo and Ulead as a majority-owned subsidiary; potential loss of key management, engineers and other employees; litigation or claims regarding alleged infringement of third parties’ intellectual property rights; the ability to maintain or expand our relationship with our retail and OEM customers; Microsoft incorporating software DVD playback technology in its future operating systems and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K and quarterly reports on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the second quarter ended June 30, 2006 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo, WinDVD, WinDVD Creator, InterVideo InstantON are registered trademarks of InterVideo, Inc. VideoStudio, PhotoImpact and Ulead DVD MovieFactory are registered trademarks of Ulead Systems, Inc. All other trademarks are the property of their respective holders.

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TABLES TO FOLLOW

INTERVIDEO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$29,721	$27,606	$61,043	$49,510

Cost of revenue :	14,106	10,407	29,094	19,529
Amortization of intangible assets	420	287	743	337

Gross Profit	15,195	16,912	31,206	29,644

Operating Expenses :
Research and development	6,122	5,437	12,754	8,460
Sales and marketing	4,969	5,315	9,903	8,081
General and administrative	4,441	3,950	9,950	6,851
Acquired in-process research and development	—	2,574	—	2,574
Gain on disposal of asset	(2,078)	(1)	(2,006)	(1)

Total operating expenses	13,454	17,275	30,601	25,965

Income (loss) from operations	1,741	(363)	605	3,679
Other income, net	1,156	(1,010)	3,621	(712)

Income before income taxes	2,897	(1,373)	4,226	2,967
Provision for income taxes	1,190	761	1,803	2,432
Minority interest	(976)	296	(607)	296

Net income	$731	$(1,838)	$1,816	$831

Net income per share :
Basic	$0.05	$(0.13)	$0.13	$0.06

Diluted	$0.05	$(0.13)	$0.12	$0.05

Number of shares used in net income per share calculation:
Basic	13,991	13,980	13,944	13,886

Diluted	14,995	13,980	14,985	15,406

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2006	December 31, 2005
Current assets :
Cash and cash equivalents	$25,771	$31,169
Short term investments	79,113	43,988
Accounts receivable (net of $658 and $746 allowance, respectively)	8,391	12,939
Deferred tax assets	1,039	1,034
Prepaid expenses and other current assets	5,221	6,470
Held for sale assets	—	19,611

Total current assets	119,535	115,211

Property and equipment, net	3,608	3,414
Goodwill	1,018	1,018
Other purchased intangible assets	9,161	7,130
Deferred tax assets	3,966	3,965
Other assets	3,225	3,507

Total assets	$140,513	$134,245

Current liabilities :
Accounts payable	$2,214	$2,219
Accrued liabilities	25,945	19,087
Income tax payable	115	1,566
Deferred revenue	4,736	3,938

Total current liabilities	33,010	26,810

Long term Liabilities:
Other long term liabilities	911	871

Minority interest	18,208	19,832

Stockholders’ equity :
Common stock, $0.001 par value, 150,000 shares authorized, 13,942 and 13,850 shares issued and outstanding respectively	14	14
Additional paid-in capital	76,907	74,123
Notes receivable from stockholders	(123)	(456)
Deferred stock compensation	—	(2)
Accumulated other comprehensive income	(319)	2,965
Retained earnings	11,905	10,088

Total stockholder’s equity	88,384	86,732

Total liabilities and stockholders’ equity	$140,513	$134,245

INTERVIDEO, INC.

Reconciliation of Reported Operating Results to Non-GAAP Operating Results

(unaudited)

(in thousands, except per share amounts)

	Three months ended June 30, 2006	Six months ended June 30, 2006
Reconciliation from GAAP to Non-GAAP Revenue
GAAP Revenue	$29,721	$61,043
Adjustments:
Ulead revenue	1,247	1,247

Non-GAAP Revenue	$30,968	$62,290

Reconciliation from GAAP to Non-GAAP Gross Profit
GAAP Gross Profit	$15,195	$31,206
Adjustments:
Ulead revenue	1,247	1,247
Amortization of intangibles	420	743

Non-GAAP Gross Profit	$16,862	$33,196

Reconciliation from GAAP to Non-GAAP Net Income
GAAP Net Income	$731	$1,816
GAAP income before income taxes	2,897	4,226
Non-GAAP adjustments:
Ulead revenue	1,247	1,247
Amortization of intangibles	420	743
FAS123R stock compensation expense	936	1,936
Ulead gain on sale of assets	(2,078)	(2,078)
Realized foreign currency gain - settlement of intercompany loan	—	(1,646)
Ulead lawsuit award	—	300
Other adjustments	313	552
Adjusted minority interest on non-GAAP basis	(731)	(504)
Adjusted tax provision on non-GAAP basis	(1,428)	(2,019)

Non-GAAP Net Income	$1,576	$2,758

EPS (GAAP)	$0.05	$0.12

EPS (Non GAAP)	$0.11	$0.18

Shares Used	14,995	14,985